Exhibit 10.1

November 20, 2006

Seawright Holdings, Inc. 600 Cameron Street
Alexandria, VA 22134 Attn: Joel P. Sens, CEO

Re: Engagement Letter

Dear Joel;

This engagement letter (the “Agreement”) is made and entered into as of the date above (the “Effective Date”), by and between Sequence Investment Partners, LLC, a South Carolina limited liability company (“Sequence”) and Seawright Holdings, Inc., a Delaware corporation, and its subsidiaries and affiliates (collectively hereinafter the “Company”), for the purpose of defining and acknowledging the terms of this Agreement.

1. Engagement. The Company hereby engages Sequence on an exclusive basis for the term specified in Section 5 hereof to render services to the Company as its corporate finance consultant and investment banker upon the terms and conditions set forth herein.

2. Services to be Provided.

a. During the Term of this Agreement, Sequence shall provide the Company with such regular and customary consulting advice as is reasonably requested by the Company, provided that Sequence shall not be required to undertake duties not reasonably within the scope of the investment banking services contemplated by this Agreement. It is understood and acknowledged by the parties that the value of Sequence’s advice is not readily quantifiable, and that Sequence shall be obligated to render advice upon the request of the Company, in good faith.

b. Sequence’s duties may include, but will not necessarily be limited to, providing recommendations and assisting in the following:

(i) rendering advice with regard to corporate finance matters, including changes in the capitalization of the Company, changes in the Company's corporate structure, redistribution of shareholdings of the Company's stock, sales of securities in private transactions, alternative uses of corporate assets, and structure and use of debt;

(ii) rendering advice, assistance and introduction to third parties with regard to merger, acquisition, joint venture or strategic alliance activities, including the acquisition and/or merger of or with other companies, joint ventures or strategic alliances with other companies, divestiture or any other similar transaction, and the sale of the Company itself (or any significant percentage, assets, subsidiaries or affiliates thereof);

192 East Bay Street, Suite 300, Charleston, SC 29401
(V) 843-853-8222 (F) 843-278-0097
www.seqinv.com

November 20, 2006

(iii) rendering advice and/or assistance with regard to capital raising activities, including bank financing or any other financing from financial institutions or individuals (including but not limited to revolving credit facilities, lines of credit, term loans, credit facilities, senior and junior loans, whether secured or unsecured); and

(iv) subject to the limitations herein, act as placement agent for any private offering of the Company's securities and act as underwriter in any public offering of the Company's securities.

c. Sequence shall conduct its due diligence with respect to the Company and the foregoing services. To perform such services, Sequence shall require that the Company:

(i) furnish to Sequence any and all information and data concerning the Company and its affiliates which Sequence deems appropriate;

(ii) provide Sequence and its representatives with reasonable access during normal business hours to the Company’s officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors; and

(iii) take such commercially reasonable actions as may be reasonably requested by Sequence to effect the purposes of this Agreement.

d. This Agreement does not constitute an expressed or implied commitment or undertaking on Sequence’s part to provide any part of any financing and does not ensure the successful arrangement or completion of any financing or other transaction contemplated hereby. Unless waived by Sequence after the date hereof, Sequence’s willingness to underwrite any public offering or to arrange any private placement or other exempt offering of the Company’s securities or otherwise to effect any financing is subject to the execution of a final, definitive underwriting agreement or placement agent agreement, as the case may be, in Sequence’s standard form, containing customary representations, warranties, covenants, indemnification provisions and closing conditions, and the satisfaction of such conditions, as well as the absence of any events set forth therein which would permit Sequence to terminate such agreement.

e. The Company represents and warrants to Sequence that (i) the Company is not subject to any agreement or arrangement with any investment banker or finder or similar person providing services substantially the same as the services to be provided by Sequence herein, and (ii) the Company is not obligated to pay, or may become obligated to pay, under any agreement or arrangement, any person any fee substantially similar to any of the fees which may be payable to Sequence herein, except as such agreement or arrangement has been previously disclosed to Sequence in writing.

3. Compensation. In consideration for the services rendered by Sequence to the Company pursuant to this Agreement (and in addition to the expenses provided for in Section 11 hereof), the Company shall compensate Sequence as follows:

a. Merger and Acquisition, Joint Venture, Strategic Alliance Transactions. If any Transaction (as hereinafter defined) is consummated during the Term of this

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Agreement or within one (1) year thereafter with any party introduced to the Company by Sequence during the Term, except for those companies named on the schedule annexed hereto, the Company shall pay at the closing of or as received on each such Transaction a cash fee equal to the sum of:

(i) five percent (5%) of the first five million dollars of the Aggregate Consideration (as herein after defined) of a Transaction;

(ii) four percent (4%) of the second five million dollars of the Aggregate Consideration of a Transaction;

(iii) three percent (3%) of the third five million dollars of the Aggregate Consideration of a Transaction; and

(iv) two percent (2%) of the Aggregate Consideration over fifteen million dollars.

b. Aggregate Consideration. Aggregate Consideration is defined and computed as follows:

(i) The total sale proceeds and other consideration received (which shall be deemed to include amounts paid into escrow) by the Company and/or its shareholders or by a target and/or its shareholders upon the consummation of the Transaction (including payments made in installments), inclusive of cash, securities, notes, consulting agreements and agreements not to compete, plus the total value of liabilities assumed.

(ii) If a portion of such consideration includes contingency payments (whether or not related to future earnings or operations), Aggregate
Consideration will include the face value of such payments without regard to whether the conditions for the payment of such contingent amounts have been or may be satisfied.

(iii) If the Aggregate Consideration for the Transaction consists in whole or in part of securities, for the purposes of calculating the amount of Aggregate Consideration, the value of such securities will be the value thereof on the day preceding the consummation of the Transaction as the Company and Sequence agree; provided, however, that in the case of securities for which there is a public trading market, the value will be determined by the average last sales price for such securities for the last twenty (20) days prior to such consummation as determined by Sequence and communicated by Sequence to the Company. If there is no public trading market for such securities but securities have been sold in a private placement within the past twenty-four (24) months, the fair market value shall be based upon the gross sales price in the last such private placement.

(iv) For other property received or receivable as a part of the Aggregate Consideration and the parties are unable to agree, then each of Sequence and the Company will select an investment banking firm respected in the merger and acquisition field to determine a value and the midpoint between the two values established by the two independent experts will be the fair market value for the purpose hereof.

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c. Transactions. For the purposes of this Agreement, any of the following transactions shall constitute a “Transaction”:

(i) the sale, outside of the ordinary course of business, of the Company or a material portion of its assets, securities, or business by means of a merger, consolidation, joint venture, exchange offer, licensing or purchase or sale of stock or assets, or any transaction resulting in any change of control of the Company or its assets or business; or

(ii) the purchase by the Company, outside of the ordinary course of business, of another company or a material portion of its assets, securities or business by means of a merger, consolidation, joint venture, exchange offer, licensing or purchase or sale of stock or assets.

(iii) The entering into of any joint venture or strategic alliance for sales of or development of markets for the company’s products or services. The transaction value to be calculated as the gross amount of related transactions realized as a direct result of such joint venture or strategic alliance.

d. Third-Party Debt Placements. In the event the Company obtains a debt facility, inclusive of revolving credit facilities, lines of credit, term loans, credit facilities, senior and junior loans, whether secured or unsecured, (a “Credit Facility”) during the Term of this Agreement or within one (1) year thereafter with a bank or other institutional lender (the “Lending Source”) introduced to the Company by Sequence during the Term, the Company will pay Sequence a fee of two percent (2%) of the maximum amount of the Credit Facility. In the event Sequence is involved during the Term of this Agreement in arranging an increase in any existing Credit Facility during the Term of this Agreement or within one (1) year thereafter, the Company will pay Sequence a fee of two percent (2%) of the increase from the maximum amount of the existing Credit Facility to the maximum amount of the new Credit Facility.

e. Sales. In the event the Company obtains during the Term of this Agreement or within one (1) year thereafter a customer or a client introduced to the Company by Sequence during the Term, the Company will pay Sequence a fee of ten percent (10%) of the gross revenue derived from such customer or client or its affiliates for two (2) years after such origination. In the event Sequence is involved during the Term of this Agreement in arranging an increase in gross revenues derived from any customer or client of the Company, the Company will pay Sequence a fee of five percent (5%) of the increase in gross revenue derived from such customer or client or its affiliates for two (2) years after such origination. The Company shall pay such amounts within five (5) business days of the earlier of (i) when such gross revenue is received in cash or other property or services, or (ii) when the gross revenue is recognized by the Company for financial accounting purposes.

f. Equity Placements and Underwritings (“Equity Financing Transaction”). The Company hereby grants Sequence a right of first refusal (i) to act as placement agent for any private offering of the Company's equity and equity derivative securities for the account of the Company or any affiliate of the Company, and (ii) to act as underwriter in any public offering of the Company's equity and equity derivative securities for the account of the Company or any affiliate of the Company. In addition, in

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the event the Company or any affiliate of the Company sells in any public or private offering of the Company’s equity or equity derivative securities during the Term of this Agreement or within one (1) year thereafter to any purchaser introduced to the Company by Sequence during the Term, the Company will pay Sequence a fee as set forth in this Section 3(f). A fee with respect to any sale or distribution of securities arising from this engagement will be paid as follows:

(i) Private Placement

Placement Agent Fee	Eight percent (8%) of gross proceeds

Warrant Coverage	Amount equal to twenty percent (20%) of gross proceeds

Non-Accountable Expense Allowance	Two percent (2%) of gross proceeds

(ii) Public Offering

Transaction Fee	Eight percent (8%) of gross proceeds

Warrant Coverage	Amount equal to twenty percent (20%) of gross proceeds

Non-Accountable Expense Allowance	Two percent (2%) of gross proceeds

(iii) All Warrants shall expire five (5) years from the date of issuance and shall have “piggy back” registration rights, cashless exercise rights, customary anti-dilution provisions on any stock splits and dividends and weighted average adjustments for issuances below the exercise price, reasonably acceptable to Sequence. The determination of value shall be made by agreement between Sequence and the Company, but, failing such agreement, by reference to the offering price of the Company’s securities being offered.

g. Fairness Opinions, Valuations and Other Services. Fees and expenses payable to Sequence with regard to fairness opinions, valuations and services not specifically set forth herein will be determined by mutual agreement in writing at such time as the nature and terms of such transactions are determined.

h. Payment of Fees. All fees to be paid pursuant to this Agreement are due and payable to Sequence in cash. The Company hereby agrees to, and hereby does, irrevocably authorize and instruct third-party funding sources, including Lending Sources and private equity groups, and counter parties to any Transaction under Section 3(a) or any customer or client under Section 3(e) (the “Counter Parties”), to pay directly to Sequence cash sums provided for in Section 3 or 4. The Company authorizes Sequence to notify the Counter Parties of this provision and the terms of this Agreement for purposes of this provision and payment of the sums due under Section 3 or 4 of this

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Agreement. The Company agrees that Sequence is a direct beneficiary of any eventual agreement between the Company and the Counter Parties, and that Sequence is an intended third party beneficiary of any agreement between the Company and any Counter Party. The Company hereby expressly agrees that in the event any dispute or disagreement arises with respect to the payment to Sequence of the sums due under Section 3 or 4 of this Agreement, including any dispute regarding the amount due Sequence under this Agreement, that the Financing Sources shall immediately place all disputed sums in an interest bearing escrow account pending resolution of the dispute. The Company hereby irrevocably authorizes and instructs the Counter Parties to escrow such disputed sums. The Company further agrees that any sums due under this Agreement which are not in dispute shall not be escrowed, but shall be paid upon closing to Sequence by the Counter Parties as provided for under the terms of this Agreement.

4.     Exclusivity.

a. In the event that the Company engages in any Transaction during the Exclusivity Period other than through Sequence, the Company shall pay Sequence, as a reasonable estimate of the value of Sequence’s services under this Agreement, two percent (2%) of the Aggregate Consideration from such Transaction.

b. In the event that the Company obtains a Credit Facility during the Exclusivity Period other than through Sequence, the Company shall pay Sequence, as a reasonable estimate of the value of Sequence’s services under this Agreement, one percent (1%) of the maximum amount of such Credit Facility.

c. In the event that the Company or any affiliate of the Company engages in any Equity Financing Transaction during the Exclusivity Period other than through Sequence, the Company shall pay Sequence, as a reasonable estimate of the value of Sequence’s services under this Agreement, (i) three percent (3%) of the gross proceeds raised in the placement or offering, and (ii) the Warrant Coverage as defined in Section 3(f) as if Sequence had placed such Equity Financing Transaction.

d. Sequence shall not be entitled to continue its right to exclusivity under this Agreement if Sequence materially breaches this Agreement and fails to reasonably cure such breach within sixty (60) days after written notice from the Company to Sequence, which such notice shall specify such breach. Sequence shall be entitled to any fee arising under this Section 4 for (i) any transaction that closes prior to the end of such cure period or (ii) if it is finally judicially determined that (A) Sequence did not materially breach this Agreement or (B) Sequence reasonably cured within the requisite period.

5.  Term and Termination. This Agreement shall be effective for a period of one (1) year (the “Exclusivity Period”), commencing upon the Effective Date of this Agreement and may be extended as the parties shall mutually agree in writing (the “Term”), subject to the establishment of arrangements for additional compensation and other appropriate terms for such extension.

6.  Confidentiality. The Company acknowledges that all opinions and advice (written or oral) given by Sequence to the Company in connection with Sequence’s engagement are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no person or entity other than the Company shall be

November 20, 2006

entitled to make use of or rely upon the advice of Sequence to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Company make any public references to Sequence, or use Sequence’s name in any annual reports or any other reports or releases of the Company without Sequence’s prior written consent.

7.  Independent Contractor; Conflicts. The Company acknowledges that Sequence is in the business of providing investment banking services to others. Nothing herein contained shall be construed to limit or restrict Sequence in conducting such business with respect to others, or in rendering such advice to others. Sequence shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that Sequence shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time. In no event shall Sequence be construed as a fiduciary of the Company. In the course of Sequence’s activities, it or its affiliates may hold long or short positions, and may trade or otherwise effect transactions for its own account in debt or equity securities or senior loans of the Company.

8.  Reliance. The Company recognizes and confirms that, in advising the Company and in fulfilling its engagement hereunder, Sequence will use and rely on data, material and other information furnished to Sequence by the Company and that Sequence may rely upon the data, material and other information supplied by the Company without independently verifying the accuracy, completeness or veracity of same.

9.  Notices. Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent (i) postage prepaid by registered mail, return receipt requested, or (ii) by nationally-recognized overnight courier, or (iii) by facsimile, to the respective parties as set forth below, or to such other address as either party may notify the other of in writing:

If to the Company, to:	If to Sequence, to:
Seawright Holdings, Inc.	Sequence Investment Partners, LLC
600 Cameron Street	192 East Bay Street, Suite 300
Alexandria, VA 22134	Charleston, SC 29401
Attention: Joel P. Sens	Attn: Kevin High
Title: CEO	Title: Managing Director
Fax:	Fax:

10. Indemnification.

a. The Company agrees to indemnify and hold harmless Sequence and its affiliates, the respective managers, directors, officers, partners, agents and employees of Sequence and its affiliates, and each other person, if any, controlling Sequence or any of its affiliates (collectively, “Indemnified Persons”), from and against, and the Company agrees that no Indemnified Person shall have any liability to the Company or its owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively “Losses”) (i) related to or arising out of (A) the Company’s actions or failures to act (including statements or omissions made, or information provided, by the Company or its agents) or

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(B) actions or failures to act by an Indemnified Person with the Company’s consent or in reliance on the Company’s actions or failures to act, or (ii) otherwise related to or arising out of the Agreement or Sequence’s performance thereof, except that this clause (ii) shall not apply to the extent that any Losses resulted from Sequence’s intentional misconduct or gross negligence. If such indemnification is for any reason not available or is insufficient to hold Sequence harmless, the Company agrees to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by Sequence and by the Company with respect to this Agreement or, if such allocation is judicially determined unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of Sequence on the one hand and of the Company on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Persons shall not be allocated relative fault which in the aggregate is in excess of the amount of all fees actually received by Sequence in connection with this Agreement. Relative benefits to Sequence, on the one hand, and the Company, on the other hand, shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by the Company or its security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by this Agreement bears to (ii) all fees paid to Sequence in connection with this Agreement.

b. The Company will advance each Indemnified Person all expenses (including reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for or defending any action, claim, investigation, inquiry, arbitration or other proceeding (“Action”) arising out of a third party claim. The Company further agrees that the Company will not settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not an Indemnified Person is a party therein) unless the Company has given Sequence reasonable prior written notice thereof and used all reasonable efforts, after consultation with Sequence, to obtain an unconditional release of each Indemnified Person from all liability arising therefrom. In the event the Company is considering entering into one or a series of transactions involving a merger or other business combination or a dissolution or liquidation of all or a significant portion of the Company’s assets, the Company shall promptly notify Sequence in writing. If requested by Sequence, the Company shall then establish alternative means of providing for the Company’s obligations set forth herein on terms and conditions reasonably satisfactory to Sequence.

c. If multiple claims are brought against Sequence in any Action with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment, arbitration award or other monetary award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided. The Company’s obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. Solely for the purpose of enforcing this Section 10, the Company hereby consents to personal jurisdiction and to service and venue in any court in which any claim which is subject to this Agreement is brought by or against any Indemnified Person.

d. The provisions of this Section 10 shall apply to the Agreement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the Agreement.

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        11.  Expenses.

a. All costs and expenses incident to the performance by the Company of its obligations hereunder shall be paid by the Company. All costs and expenses incident to the performance by the Company of its obligations hereunder and paid by Sequence shall be reimbursed to Sequence by the Company and shall be due upon request.

b. All out-of-pocket costs and expenses of Sequence incident to the performance by Sequence of its obligations hereunder, including fees and expenses of counsel for Sequence, shall, upon submission of reasonable documentation therefore to the Company, be reimbursed by the Company, up to an aggregate amount of $15,000, unless otherwise agreed in writing by the Company. As an advance against the expenses expected to be incurred by Sequence under this Agreement, the Company will, upon execution of this Agreement, pay Sequence $10,000. Any amounts owing to Sequence in excess of this amount shall be due upon request.

12.  Publicity. Following consummation of any financing and during the Term, consistent with applicable securities laws, Sequence shall have the right to place advertisements in financial and other newspapers and journals, at Sequence’s own expense, describing its services to the Company hereunder and, in that regard, shall have the right to include therein the name and corporate logo of the Company.

13.  Counterparts. This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

14.  Assignability and Modification. This Agreement is not assignable and cannot be modified or changed, nor can any of its provisions be waived, except by the mutual agreement in writing of all parties.

15.  Choice of Law; Venue; Jury Trial. The laws of the State of South Carolina shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder. Any legal action shall be brought in federal or state court located in the City of Charleston, State of South Carolina. The parties hereto irrevocably waive to the extent permitted by law, all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

16.  Severability. Each section, paragraph, term or provision of this Agreement shall be considered severable and if, for any reason, any paragraph, term or provision is determined to be invalid or contrary to any existing or future law or regulation, such will not impair the operation, or affect the remaining portions, of this Agreement.

If you are in agreement with the foregoing, please execute and return the enclosed copy of this letter to the undersigned no later than 5:00 p.m. (Eastern time) on Wednesday, November 22, 2006, after which time this letter will expire if not so accepted. We are delighted to be working with you and look forward to a successful outcome.

November 20, 2006

Very truly yours,

            SEQUENCE INVESTMENT PARTNERS, LLC f'

            By:

            Kevin J. High
        Managing Director

Agreed and accepted:

SEAWRIGHT HOLDINGS, INC.

By: ____________________________
Name: Joel P. Sens
Title: CEO
Date:

November 20, 2006

Section 3(a) List

[to be provided by Company]